EXHIBIT 21.1

Subsidiaries
Entity Name in English	Jurisdiction of Incorporation	Parent
Solarmax Technology, Inc.	Nevada	N/A
Solarmax Renewable Energy Provider, Inc.	California	Solarmax Technology, Inc.
Solarmax Financial, Inc.	California	Solarmax Technology, Inc.
SMX Capital, Inc.	New Jersey	Solarmax Technology, Inc. (93.75% owned)
Solarmax LED, Inc.	California	Solarmax Technology, Inc.
Solarmax Technology Holdings (Hong Kong) Limited	Hong Kong	Solarmax Technology, Inc.
SolarMax Technology Holdings (Cayman) Limited	Cayman Islands	Solarmax Technology, Inc.
Solarmax Technology (Shanghai) Co., Ltd - WFOE	China	Solarmax Technology Holdings (Hong Kong) Limited
Zhongzhao Technology Development (Shanghai) Ltd	China	Solarmax Technology (Shanghai) Co., Ltd
Shanghai Zhongzhao Tianpei Green Energy Technology Co., Ltd	China	Zhongzhao Technology Development (Shanghai) Ltd
Shanghai Jingxing Green Energy Co., Ltd.	China	Shanghai Hongjing Electric Power Technology Co., Ltd.
Shanghai Changmu Green Energy Technology Co., Ltd	China	Zhongzhao Technology Development (Shanghai) Ltd
Qianxinanzhou Honghao Green Energy Co., Ltd	China	Shanghai Changmu Green Energy Technology Co., Ltd
Accumulate Investment Co., Ltd (BVI)	British Virgin Island	Solarmax Technology, Inc.
Accumulate Investment Co., Limited (HK)	Hong Kong	Accumulate Investment Co., Ltd (BVI)
Jiangsu Zhonghong Photovoltaic Electric Co., Ltd	China	Accumulate Investment Co., Limited (HK)
Jiangsu Hongci New Energy Co., Ltd.	China	Jiangsu Zhonghong Photovoltaic Electric Co., Ltd
Nanjing qingchangyang new energy co., Ltd.	China	Jiangsu Zhonghong Photovoltaic Electric Co., Ltd
Jiangsu Hongzhihan New Energy Co., Ltd.	China	Jiangsu Zhonghong Photovoltaic Electric Co., Ltd
Jiangsu Hongzhi Photovoltaic Co., Ltd.	China	Jiangsu Zhonghong Photovoltaic Electric Co., Ltd